Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the Employee Stock Purchase Plan and the 2002 Equity Incentive Plan of U.S.I. Holdings Corporation and to the incorporation by reference therein of our report dated May 22, 2002 (except Note 17, as to which the date is October 16, 2002) with respect to the consolidated financial statements of U.S.I. Holdings Corporation included in its Registration Statement (Form S-1 No. 333-87258 Post-Effective Amendment No. 1), filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Los Angeles, California
October 16, 2002